CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Manager Directed Portfolios and to the use of our report dated November 29, 2022 on the financial statements and financial highlights of Sphere 500 Fossil Free Fund, a series of shares of beneficial interest in the Manager Directed Portfolios. Such financial statements and financial highlights appear in the September 30, 2022 Annual Reports to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania
January 27, 2023